CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our audit report dated December 29, 1999 in this Form 10-SB of Omega Dynamics, Inc. and Subsidiaries (formerly MedMaster Systems, Inc. and Subsidiaries) for the year ended March 31, 1999, which is part of this Form 10-SB and all references to our firm included in this Form 10-SB.

/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
May 4, 2000